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                                                                  EXHIBIT (L)


                        VENABLE, BAETJER AND HOWARD, LLP
                    1800 MERCANTILE BANK AND TRUST BUILDING
                               TWO HOPKINS PLAZA
                           BALTIMORE, MARYLAND 21201

                                  MAY 12, 1998

Brown & Wood LLP
One World Trade Center
New York, NY 10048-0557

      RE: ROYCE VALUE TRUST, INC.

Ladies and Gentlemen:

     We have acted as special Maryland counsel to Royce Value Trust, Inc., a Maryland corporation (the 'Fund'), in connection with the issuance of 4,000,000
shares of its    % Tax-Advantaged Cumulative Preferred Stock, par value $.001 per share (the 'Cumulative Preferred Stock').

     As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectus included in its Registration Statement on Form N-2 for the Cumulative Preferred Stock (Securities Act Registration No. 333-51295, Investment Company Act File No. 811-4875), the 'Registration Statement'), substantially in the form in which it is to become effective (the 'Prospectus'). We are also familiar with the form of Articles Supplementary relating to the Cumulative Preferred Stock (the 'Articles Supplementary') that has been filed as an exhibit to the Registration Statement. We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation ('SDAT') to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

     We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.





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Brown & Wood LLP
May 12, 1998
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     Based on such examination, we are of the opinion and so advise you that when the Articles Supplementary have been filed for record with SDAT, and when the final terms of the issuance of the Cumulative Preferred Stock have been authorized by the Board of directors pursuant to Section 2-203 of the Maryland General Corporation Law, the Cumulative Preferred Stock to be offered for sale pursuant to the Prospectus will have been duly authorized and, when thereafter sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable.

     This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock, but it does not extend to the securities or 'Blue Sky' laws of Maryland, to federal securities laws or to other laws.

     You may rely upon our foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the reference to us under the caption 'Legal Matters' in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are 'experts' within the meaning of the Securities
Act of 1933 and the rules and regulations thereunder. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof. This opinion may not be relied upon by any other person or for any other purpose without our prior written consent.

                                          Very truly yours,

                                          /s/ VENABLE, BAETJER AND HOWARD, LLP



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